MATERIAL CHANGE REPORT

FORM 53-901F (FORMERLY FORM 27) UNDER SECTION 85(1) OF THE BRITISH COLUMBIA SECURITIES ACT

FORM 27 UNDER SECTION 146 OF THE ALBERTA SECURITIES ACT

FORM 27 UNDER SECTION 75(2) OF THE ONTARIO SECURITIES ACT

FORM 27 UNDER SECTION 73 OF THE QUEBEC SECURITIES ACT

FORM 27 UNDER SECTION 81(2) OF THE NOVA SCOTIA SECURITIES ACT

FORM 26 UNDER SECTION 76(2) OF THE NEWFOUNDLAND SECURITIES ACT

FORM 25 UNDER SECTION 84(1)(B) OF THE SASKATCHEWAN SECURITIES ACT

NATIONAL POLICY 40 MANITOBA/NEW BRUNSWICK/PRINCE EDWARD ISLAND/YUKON

(INDIVIDUALLY, THE “ACT” AND COLLECTIVELY, THE “SECURITIES ACTS”)

Item 1: Reporting Issuer

State the full name and address of the principal office in Canada of the reporting issuer.

Queenstake Resources Ltd.

712C – 12th Street

New Westminster, B.C.  V3M 4J6

Item 2: Date of Material Change

August 18, 2003

Item 3: Press Release

A Press Release was disseminated on August 18, 2003, to the Toronto Stock Exchange being the only exchange upon which the shares of the Issuer are listed and through various other approved public media and was SEDAR filed with the provincial securities commissions.

Item 4: Summary of Material Change(s)

Queenstake Resources Ltd. (the “Issuer”) announced the promotion of Dorian Nicol to Executive Vice President and Director of Exploration; the appointment of John F. Engele as Vice President Finance and Chief Financial Officer; the appointment of Colin Smith as Vice President Operations; the promotion of Nigel Bain to General Manager, Jerritt Canyon, the appointment of Dean Wilton as District Exploration Manger, Jerritt Canyon, the appointment of John Haigh as Manager of Investor Relations, the appointment of John Rice as General Manger, Magistral, the continuation of Doris Meyer as Corporate Secretary and the retirement from the Board of Gordon Gutrath.

Subject to regulatory approval, the intention to issue 1,000,000 common shares of Queenstake Resources Ltd. to Campbell Resources Inc. in payment of U.S.$300,000 of a U.S.$600,000 note due to Campbell by the Magistral Joint Venture.  Queenstake Resources Ltd. received a cash call from the Magistral Joint Venture to assist it in funding this payment.

Item 5: Full Description of Material Change

On August 18, 2003 Queenstake Resources Ltd. announced the promotion and hiring of new personnel to address the needs, challenges and opportunities created by the overnight growth experienced by the Company as a result of its recent acquisition of the Jerritt Canyon gold mine.

Dorian (Dusty) Nicol has been promoted from Vice President Exploration to Executive Vice President and Director of Exploration of Queenstake.  This appointment is in line with the duties and responsibilities he has assumed over an extended period.  Dusty will retain his responsibility for all exploration activities of Queenstake.

Queenstake has appointed John F. (Jack) Engele as Vice President Finance and Chief Financial Officer.  Jack has 17 years experience in gold mining as a financial executive with Vista Gold and Echo Bay Mines and has substantial experience in overseeing mine-site controllers with respect to operations analysis, management reporting, audit and accounting issues.  He has hands on experience with USA and Canadian compliance reporting, treasury responsibility, equity financing and tax and risk management functions.  He is an Honors graduate of Regis University, Denver with a Master’s of Business Administration degree in Finance and Accounting.

Colin F. Smith has joined Queenstake as Vice President of Operations.  Colin has over 40 years of mining, engineering and project management experience in diverse, international mining and construction projects.  He spent more than 10 years with each of Rio Tinto plc, Murray and Roberts Group of Johannesburg, Anglo American Corporation and as an independent consultant.  He is a graduate of the Royal School of Mines, London with a B.Sc. Degree in Mining Engineering.

At Jerritt Canyon, Nigel Bain has been promoted to General Manager.  Previously Underground Mine Manager, Nigel has been employed at Jerritt Canyon for more than seven years and was Development Manager for the start-up of the SSX and Smith mines. Prior to Jerritt Canyon, he was employed by and with increasing responsibility Echo Bay Mines, Nevada Goldfields and Newmont. He is a graduate of Otago University, Dunedin, New Zealand with a B.Sc. Degree with Honors in Mineral Technology.

Queenstake has engaged Dean T. (Ted) Wilton as District Exploration Manager based in Elko, Nevada. Ted has nearly 30 years of domestic and international mineral exploration experience, most recently as Chief Geologist/Technical Services Manager for Kinross Gold Corporation at Fairbanks Gold Mining, Inc.  Previously he was Vice President and Regional Geologist for Independence Mining and conducted an extensive exploration program at Jerritt Canyon that resulted in the discovery of four major gold deposits in the early 1990’s.  Before that, he had 15 years exploration experience with Freeport-McMoRan, Inc. He is a graduate of the New Mexico Institute of Mining and Technology with a B.Sc. Degree in Geology.

John R. Haigh has joined Queenstake as Manager of Investor Relations.  John has more than four decades of experience in the mining industry.  For the past 17 years he has focused exclusively on working in the mining industry as an investor relations professional with, among others, Newmont Mining Corporation, Archangel Diamond Corporation and USMX Inc.  He is a graduate in geology from the University of Minnesota, a member of the National Investor Relations Institute and a Board member of the Denver Gold Group.

Queenstake has hired, for the Magistral Joint Venture, John E. Rice as General Manager of the Magistral Project in Sinaloa, Mexico.  John has 26 years experience in the mining industry, with 18 years of middle and senior management responsibility with gold mining operations.  He has 10 years experience with Pegasus Gold including General Manager, South American Operations based in Chile and General Manager of the Florida Canyon operation in Nevada.  John holds a Master of Science degree in Mining Engineering from the Mackay School of Mines and a B.Sc. degree in Geology from the University of California, Davis. He also holds a Master’s of Business Administration degree from the University of Phoenix, Reno, Nevada.

Doris Meyer will continue in her position as Corporate Secretary of the Company and passes on her responsibility as Chief Financial Officer to Jack Engele and her investor relation’s duties to John Haigh.

On August 13, 2003 Gordon Gutrath retired from the Board of Directors.  Gordon is the founder of the company and has been on the board at various times since the company’s inception more than 25 years ago.  Chris Davie and the rest of the Board thank Gordon for his many years of service and sound advice through the Company’s development.

Operation Update

At Jerritt Canyon, Queenstake’s flagship operation, production is on track to achieve a robust second month of production in August.  Each of the four mines has recently been producing unusually high-grade ore and production achieved to date has been well ahead of forecast levels for the month.

At Magistral, of which Queenstake is 42.5 percent owner and Manager, a disappointing second quarter has been followed by production interruptions due to the wet season.  Production in the second quarter was similar to that of the first quarter at 6,371 ounces of gold.  It had been anticipated that production would increase during this period.  The lack of increase in production was partly due to a shortage of ore caused by earlier low availability of the equipment fleet and partly due to a slowing of the leach recoveries.  We are currently investigating the reason for the latter.

On August 7, 2003 the gold price averaged US$350 per ounce over the previous 120-day period and a US$600,000 note was triggered for payment to Campbell Resources Inc. by the Magistral Joint Venture.  The Joint Venture has looked to its partners, the Company and Midwest Mining, Inc. to assist it in paying the note, as operations at Magistral are not yet completely self-sustaining.  Subject to regulatory approval, Campbell has agreed to accept 1,000,000 common shares of Queenstake to satisfy US$300,000 of the note with the rest to be paid in cash.

Item 6:

Reliance on Section 85(2) of the Securities Act (British Columbia), or

Reliance on Section 146(2) of the Securities Act (Alberta), or

Reliance on Section 84(2) of the Securities Act, 1988 (Saskatchewan), or

Reliance on Section 75(3) of the Securities Act (Ontario), or

Reliance on Section 81(3) of the Securities Act (Nova Scotia), or

Reliance on National Policy No. 40 (Manitoba), or

Reliance on Section 74 of the Securities Act (Quebec), or

Reliance on Section 5 of the Regulation to the Securities Act (Newfoundland), or

Reliance on National Policy No. 40 (New Brunswick), or

Reliance on National Policy No. 40 (Prince Edward Island), or

Reliance on National Policy No. 40 (Yukon).

Not applicable.

Item 7: Omitted Information

Not applicable

Item 8: Senior Officers

The following senior officer of the Issuer is knowledgeable about the material change and may be contacted by the Commission at the following address and telephone number:

Doris Meyer, Chief Financial Officer, Vice President Finance and Corporate Secretary (604) 516-0566

Item 9: Statement of Senior Officer

The foregoing accurately discloses the material changes referred to herein.

DATED at the City of New Westminster, in the Province of British Columbia, this 2nd day of September, 2003.

“Doris Meyer” _________________________________________ Doris Meyer, Vice-President, Finance and Corporate Secretary

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE ALBERTA SECURITIES COMMISSION RULES FOR A PERSON OR ISSUER TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN LIGHT OF CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

ANY FEE PAYABLE TO THE ALBERTA SECURITIES COMMISSION UNDER THE SECURITIES ACT, THE SECURITIES REGULATION AND THE ALBERTA SECURITIES COMMISSION RULES SHALL BE PAID TO THE ALBERTA SECURITIES COMMISSION IN ACCORDANCE WITH THE REQUIREMENTS OF THE FEE SCHEDULE TO THE SECURITIES REGULATION.  ANY FAILURE TO ACCOMPANY A FORM OR APPLICATION WITH THE PRESCRIBED FEE SHALL RESULT IN THE RETURN OF THAT FORM OR APPLICATION.

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION. [NOVA SCOTIA]

IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQURIED TO BE FILED OR FURNISHED UNDER THE ACT OR THESE REGULATIONS THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE IS A MISREPRESENTATION. [SASK/NWFD]